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                                                          Filed Pursuant to
                                                          Rule 424 (b) (3)
                                                          Registration Statement
                                                          File No. 333-32909

Prospectus Supplement to Prospectus Supplement Dated April 24, 1998 and Prospectus Dated September 29, 1997


                                  $500,000,000
                           Bankers Trust Corporation
                      Global Floating Rate Notes Due 2003


THE NOTES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS
 OF ANY BANK OR NONBANK SUBSIDIARIES OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus Supplement is April 30, 1998

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1. The section of the Prospectus Supplement dated April 24, 1998 (the
 "Prospectus Supplement") headed "Description of Notes - General" is hereby amended to add the following paragraph to be inserted as the penultimate paragraph in such section:

     "Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each Noteholder's registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the DTC shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Security Registrar (BTCo.) in The City of New York and principal thereof and interest thereon will be payable at the office of the principal paying agent (BTCo.) in The City of New York provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes. In the event definitive Notes are issued, the Noteholders will be able to receive payments thereon and effect transfers thereof at the offices of Bankers Trust Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the Notes. The Notes may be presented for payment only on a day on which commercial banks and foreign exchange markets are open for business in the place of presentation."

2. The fourth paragraph of the section of the Prospectus Supplement headed "GENERAL INFORMATION" is hereby amended to add the following sentence as the last two sentences in the paragraph:

               "Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes - Notices. The Listing Agent will act as intermediary among the Luxembourg Stock Exchange, the Corporation and the Noteholders."